Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

Fossil, Inc. Granted Stay by Nasdaq,
Receives Additional Staff Determination Letter from Nasdaq

Richardson, TX. May 22, 2007 — Fossil, Inc. (Nasdaq GS: FOSL) today announced that on May 18, 2007, the Company received notice from the Nasdaq Listing and Hearing Review Council (the “Council”) indicating that the Council had called for review the April 24, 2007 decision of the Nasdaq Listing Qualifications Panel (the “Panel”).  In addition, the Company received notice that the Council, pursuant to its discretionary authority under Nasdaq Marketplace Rule 4807(b), has also decided to stay the April 24, 2007 decision to suspend the Company’s securities from trading, pending further action by the Council.  The Council granted this stay in response to a request by the Company for the Council to review and stay the April 24, 2007 decision by the Panel to delist the Company’s securities unless the Company, prior to May 21, 2007, became current in its periodic filings and had filed all required restatements.  During the stay, the Company’s shares will remain listed on the Nasdaq Global Select Market.

In addition, on May 21, 2007, the Company received an Additional Staff Determination notice indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because the Company has not timely filed its Quarterly Report on Form 10-Q for the period ended April 7, 2007, and that this filing delinquency serves as an additional basis for delisting the Company’s securities from the Nasdaq Global Select Market.  As previously reported, the Company received similar notices on November 20, 2006 and March 13, 2007, due to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended October 7, 2006 and its Annual Report on Form 10-K for the period ended January 6, 2007, respectively.  The Company intends to request that this Form 10-Q delinquency be resolved in the same manner as the Form 10-Q for the quarter ended October 7, 2006.

There can be no assurance that the outcome of the Council’s review will be favorable to the Company, that the Council will not lift the stay as a result of the Company’s inability to timely file its Quarterly Report on Form 10-Q for the period ended April 7, 2007, or that the Company’s securities will continue to be listed on the Nasdaq Global Select Market.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the potential impact of the Special Committee’s findings and recommendations with respect to the Company’s equity granting practices; the timing of the Company’s ability to file its delinquent periodic reports and financial restatements; the outcome of the proceedings with Nasdaq and the Securities and Exchange Commission inquiry; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission

About Fossil

Fossil, Inc. is a global design, marketing and distribution company that specializes in consumer products predicated on fashion and value.  The company’s principal offerings include an extensive line of men’s and women’s fashion accessories, including fashion watches and jewelry sold under the company’s proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel.  The company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to 201 company-owned and operated retail stores as of April 7, 2007 and through the company’s e-commerce website at www.fossil.com.   Certain product, press release and SEC filing information concerning the Company are available at the website.